Exhibit 10.4

RESTRICTED STOCK UNIT

AWARD DOCUMENT

FOR NONEMPLOYEE DIRECTORS

Granted Under

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

Restricted stock unit award document (this “Award Document”) dated [Grant Date] between Millipore Corporation, a corporation organized under the laws of Massachusetts (the “Corporation”), and [First Name, Last Name] (the “Director”).

The board of directors of the Corporation (the “Board”) has awarded the Director effective on [Grant Date], [Award Amount] restricted stock units (the “Award”) denominated in shares of the Corporation’s common stock (the “Restricted Stock Units”) under the terms of the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”), subject to the terms set forth below.

It is understood and agreed that the following terms and conditions shall govern the Award:

1.	Application of Plan Terms; Nature of Award. The Award shall be subject to all the provisions of the Plan, and the Director shall be bound by such terms and by the terms of this Award Document. Initially capitalized terms used but not defined herein shall have the meaning given them in the Plan. Each Restricted Stock Unit covered by the Award, subject to adjustment as provided at Section 11 and Section 15 of the Plan, represents the conditional right of the Director to receive one Share of Stock or an amount in cash equal to the Fair Market Value of one Share of Stock, in accordance with Section 4 below.

2.	Definitions. For purposes of this Award Document, the following terms shall have the meanings set forth below:

“409A Change of Control” shall mean a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code.

“Deferred RSUs” shall mean any Restricted Stock Units the Scheduled Vesting Date of which is either (A) after or (B) less than 30 days before March 15 of the year following the year in which the Director attains the age of 72.

“Non-Deferred RSUs” shall mean any Restricted Stock Units the Scheduled Vesting Date of which is at least 30 days before March 15 of the year following the year in which the Director attains the age of 72.

“Scheduled Vesting Date” shall mean, with respect to a Restricted Stock Unit, the date on which such Restricted Stock Unit is scheduled to vest pursuant to Section 3 of this Award Document.

3.	Vesting Periods. The Restricted Stock Units shall be scheduled to vest, except as hereinafter provided, as follows:

[Vesting Schedule]

4.	Settlement of Restricted Stock Units. The Corporation shall deliver or cause to be delivered to the Director, or his or her legal guardian or legal representative, a certificate for the Stock represented by the Restricted Stock Unit (or other evidence of the delivery of such Stock) or an amount in cash equal to the Fair Market Value of such Stock, as follows:

(a) Non-Deferred RSUs. The following provisions shall apply only to those Restricted Stock Units that are Non-Deferred RSUs:

(i) The Corporation shall deliver Shares or other consideration in settlement of Non-Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the 30th day following the Scheduled Vesting Date of such Non-Deferred RSUs, provided that the Director has continued to serve on the Board until the Scheduled Vesting Date, except as set forth in this Award Document.

(ii) If a Change of Control (without regard to whether such Change of Control constitutes a 409A Change of Control) occurs prior to the Scheduled Vesting Date, the Director’s service with the Board terminates due to death or disability (as defined by the Corporation) or the vesting requirements with respect to such Non-Deferred RSUs are otherwise satisfied prior to the Scheduled Vesting Date, the Corporation shall deliver Shares or other consideration in settlement of such Non-Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the 30th day following the date that the applicable vesting requirements are satisfied. Solely for purposes of this paragraph, the applicable vesting requirements shall be deemed to have been satisfied when the Non-Deferred RSUs are no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code).

(b) Deferred RSUs. The following provisions shall apply only to those Restricted Stock Units that are Deferred RSUs:

(i) If, as of the Scheduled Vesting Date, (A) the Director has not experienced a “separation from service” (within the meaning of Section 409A of the Code) and (B) no 409A Change of Control has occurred, then, provided that the Director has remained on the Board until the Scheduled Vesting Date, except as set forth in this Award Document, the Corporation shall deliver Shares or other consideration in settlement of such Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the earlier of (x) the 30th day following the Scheduled Vesting Date and (y) the last day of the year in which the Scheduled Vesting Date occurs.

(ii) If the Director experiences a “separation from service” (within the meaning of Section 409A of the Code) prior to the Scheduled Vesting Date but on or after the date that the Director has attained the age of 72, then the Corporation shall deliver Shares or other consideration in settlement of such Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the 30th day following the date of such separation from service; provided, however, that if, at the time of such separation from service, the Director shall have become a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time), then the Corporation shall not deliver such Shares or such other consideration until the earliest of (A) the first business day after the six-month anniversary of such separation from service, (B) the Scheduled Vesting Date, (C) the occurrence of a 409A Change of Control, and (D) the date of the Director’s death.

(iii) If the Director’s service with the Board terminates due to death or disability (within the meaning of Section 409A of the Code), the Director’s rights with respect to the Deferred RSUs shall become vested and the Corporation shall deliver Shares or other consideration in settlement of the Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the 30th day following the date of such termination of service.

(iv) If a 409A Change of Control occurs prior to the Scheduled Vesting Date, the Corporation shall deliver Shares or other consideration in settlement of the Deferred RSUs to the Director (or to the Director’s legal guardian or legal representative) not later than the 30th day following the date of such 409A Change of Control.

(v) If a Change of Control that does not constitute a 409A Change of Control occurs prior to the Scheduled Vesting Date, the Director’s rights with respect to the Deferred RSUs shall become vested upon such Change of Control, but no Shares or other consideration shall be delivered in settlement of such Deferred RSUs until the earliest permissible payment event under Section 409A of the Code that occurs with respect to such Deferred RSUs following such Change of Control.

5.	Termination of Service and Forfeiture of Shares. If the Director’s membership on the Board shall terminate for any reason prior to the Scheduled Vesting Date, except as explicitly provided in Section 4, all outstanding Restricted Stock Units shall be forfeited.

6.	Restricted Stock Units Not Transferable. The Director’s rights with respect to the Restricted Stock Units evidenced by this Award Document may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void.

7.	Miscellaneous.

(a)	The Director shall have no rights of a shareholder with respect to any Stock subject to the Restricted Stock Units until such time, if any, as such Stock is actually delivered.

(b)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 11 of the Plan.

(c)	The Director agrees that any sale or transfer of Stock subsequent to the delivery of such Stock hereunder will be in conformity with all applicable laws, rules and regulations.

(d)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 15 of the Plan.

(e)	This Award Document shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

8.	Section 409A of the Code:

(a)	It is intended that the provisions of this Award Document comply with Section 409A of the Code, and all provisions of this Award Document shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)	Neither the Director nor any of the Director’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Award Document to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to the Director or for the Director’s benefit under this Award Document may not be reduced by, or offset against, any amount owing by the Director to the Corporation or any of its affiliates.

(c)	Notwithstanding any provision of this Award Document to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Award Document as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Director shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Director or for the Director’s account in connection with this Award Document (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Director harmless from any or all of such taxes or penalties.

MILLIPORE CORPORATION

By:
[Authorized Officer]

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